PLAYBOY ENTERTAINMENT GROUP, INC.




                                                             September 19, 2001



Mr. Roger Faherty
President
Directrix, Inc.
236 West 26th Street
Unit Number 12-W
New York, NY 10011

RE:        Letter Agreement

Dear Roger:

           This letter shall serve as a binding agreement between Playboy Entertainment Group, Inc. ("Playboy") and Directrix, Inc. ("Directrix") regarding Directrix' obligation, on the one hand, to provide network origination and studio facilities/tenant improvements and Playboy's obligation, on the other hand, to pay to Directrix service fees for the provision of such services on substantially the same terms and conditions as contained in the draft of the Master Services Agreement dated September 14, 2001. The parties further acknowledge and agree that (i) other than Directrix not agreeing, as part of the base Service Fees, to provide a second Pinnacle DekoCast (it being acknowledged that Playboy will provide equipment to enable the inclusion of digital effects for three (3) additional television networks) and (ii) open issues relating to the equipment lease financing provisions of Master Services Agreement Sections
25.1 and 25.3, the Master Services Agreement is in an executable form. With regard to the equipment lease financing issue and based on the totality of any Playboy proposed alternate equipment lease financing package, Playboy acknowledges that Directrix shall not be obligated to agree to equipment lease financing provided by Playboy on terms less favorable than those secured by Directrix from CapitalSource Finance, LLC and reflected in the August 20, 2001 term sheet approved by Playboy ("Term Sheet"). If Playboy is unable to secure alternate equipment lease financing, Playboy will use best efforts to enter into an equipment finance lease with CapitalSource; provided that, it is able to do so on reasonable financing terms and conditions which do not violate any of Playboy's bank covenants.

           In consideration of the foregoing, and other good and valuable consideration, Playboy and Directrix further agree, at Playboy's option, to enter into a customary property maintenance/management agreement, on usual terms and conditions, whereby Directrix shall have all of the same obligations concerning such property maintenance/management as originally provided in version 16 of the draft Sublease Agreement between Directrix and Playboy whereby Directrix was to sublet to Playboy a portion of the premises as described therein and Playboy was to bear its proportionate share of such obligations, preserving to the greatest extent possible, the economic terms, benefits and burdens relating to property maintenance/management contained in version 16 of the draft Sublease Agreement.

           Playboy further agrees to pay Directrix' documented, reasonable out-of-pocket legal and other fees as of September 14, 2001 directly related to Playboy's request to restructure the Andrita Studio transaction documents.

           If the foregoing accurately reflects the mutual understanding of the parties, please sign this letter agreement as provided below and forward to me an executed copy thereof.

Sincerely,



James L. English



AGREED AND ACCEPTED:

Directrix, Inc.



By:______________________
   Roger Faherty, President

cc:  B.Campbell, L. Havard, J. Jenest, H. Shapiro, A. Shepard, C. Zulfer